Report of Independent Accountants

To the Trustees and Shareholders of the
Orbitex Group of Funds

In planning and performing our audit of the financial statements of the Orbitex Group of Funds (the "Fund") for the year ended April 30, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected.
Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matters involving the accounting system and control procedures and their operation that we consider to be material weaknesses as defined above. These conditions were considered in determining the nature, timing, and extent of the procedures to be performed in our audit of the financial statements of the Orbitex Group of Funds for the year ended April 30, 2001, and this report does not affect our report thereon dated
July 13, 2001. Cash reconciliations were not being adequately prepared and reviewed on a daily basis.
Additionally, with respect to Orbitex Amerigo Fund and Orbitex Clermont Fund, investments in other funds per the fund accounting records were not being properly reconciled to an adequate independent source. Management of the Fund and its affiliated accounting servicing agent have advised us that these conditions have been corrected subsequent to year-end.

This report is intended solely for the information and use of management and the Trustees of the Orbitex
Group of Funds and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
New York, New York
July 13, 2001


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